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                              EXHIBIT 21


                            PUBCO CORPORATION

                      Subsidiaries of the Registrant






    The Company directly or indirectly owns 100% of the capital stock of the following significant subsidiaries:


          Subsidiaries                         State of Incorporation


    Buckeye Business Products, Inc., Division

    Aspen Imaging International, Inc.                Delaware


    The Company owns an indirect 85% plus interest in Allied Construction Products, Inc., a Delaware corporation.